Exhibit 10.18

AMENDMENT 1

to

PATENT ASSIGNMENT AGREEMENT

This AMENDMENT 1 (“Amendment 1”) to the Patent Assignment Agreement (the “Assignment”) dated May 17, 2021 entered into by and between SPINALCYTE LLC, a Texas limited liability company (“SpinalCyte”), and FIBROBIOLOGICS, INC., a Delaware corporation (“FibroBiologics”), is effective as of August 2, 2022 (“Effective Date”). FibroBiologics and SpinalCyte are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SpinalCyte is the owner of all right title and interest in and to certain Patents, as defined in the Assignment.

WHEREAS, FibroBiologics is further developing Patents obtained from SpinalCyte through the Assignment.

WHEREAS, FibroBiologics wishes to purchase and receive from SpinalCyte all right, title and interest in an additional Patent owned by SpinalCyte, and SpinalCyte wishes to transfer sell and transfer all right, title and interest in this additional Patent to FibroBiologics for further development.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Schedule A to the Assignment shall be amended to add the following Patent:

PCT Patent Application No.: PCT/US2021/018160
Title: Telomere Length Modulation Using Fibroblasts and Derivatives Thereof
Inventor: Thomas lchim et al.
Docket Number: AMTK.P0061WO/1001155209

2.	All other terms and conditions of the Assignment shall remain in full force and effect and no other changes are made as a result of this Amendment 1.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment 1 to be executed by their duly authorized officers as of Effective Date.

SPINALCYTE, LLC		FIBROBIOLOGICS, INC.

By:	/s/ Pete O’Heeron	By:	/s/ Pete O’Heeron

Name:	Pete O’Heeron	Name:	Pete O’Heeron

Title:	Manager	Title:	CEO